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                                                                     Exhibit 3.1



                 THIRD AMENDED ARTICLES OF INCORPORATION OF
                               ESSEF CORPORATION


        FIRST: The name of the Corporation shall be ESSEF CORPORATION.

        SECOND: The place in the State of Ohio where its principal office is located is the Village of Chardon, Geauga County.

        THIRD: The purposes of the corporation are as follows: To engage in any lawful act or activity for which corporations may be formed under Section 1791.01 to 1701.98, inclusive, of the Revised Code of Ohio, as now in effect or hereafter amended.

        FOURTH: The number of shares which the corporation is authorized to issue and have outstanding is 41,000,000 consisting of 40,000,000 Common Shares without par value (hereinafter called "Common Shares") and 1,000,000 Serial Preferred Shares without par value (hereinafter called "Serial Preferred Shares").

        No holder of any class of shares authorized to be issued by the Corporation now or in the future shall, upon the offering for sale by the Corporation for cash, or for any other consideration, of any unissued shares, or any obligation convertible into or exchangeable for shares of the Corporation have any right to purchase or subscribe for any of such unissued shares or obligations by reason of or in proportion to his holdings of shares of the Corporation at the time of such offering.

        Serial Preferred Shares and Common Shares shall have the following express terms:

                                   DIVISION A
                  EXPRESS TERMS OF THE SERIAL PREFERRED SHARES

        Section 1. The Serial Preferred Shares may be issued from time to time in one or more series. All Serial Preferred Shares shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. Subject to the provisions of Sections 2 to 7, both inclusive, of this Division, which provisions shall apply to all Serial Preferred Shares, the Board of Directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix:

          (a) The designation of the series, which may be by distinguishing number, letter or title;

          (b) The number of shares of the series, which number the Board of Directors may (except where otherwise provided in the creation of the series) increase or decrease (but not below the number of shares thereof then outstanding);



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          (c)  The annual dividend rate of the series;

          (d) The dates at which dividends, if declared, shall be payable, and the dates from which dividends shall be cumulative;

          (e) The redemption rights and price or prices, if any, for shares of the series;

          (f) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

          (g) The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

          (h) Whether the shares of the series shall be convertible into Common Shares, and, if so, the conversion price or prices, any adjustments thereof, and all other terms and conditions upon which such conversion may be made; and

          (i) Restrictions (in addition to those set forth in Sections 5(b) and 5(c) of this Division) on the issuance of shares of the same series or of any other class or series.

        The Board of Directors is authorized to adopt from time to time amendments to the Articles of Incorporation fixing, with respect to each series, the matters described in clauses (a) to (i), both inclusive, of this Section 1.

        Section 2. The holders of Serial Preferred Shares of each series, in preference to the holders of Common Shares and of any other class of shares ranking junior to the Serial Preferred Shares, shall be entitled to receive out of any funds legally available and when and as declared by the Board of Directors dividends in cash at the rate for such series fixed in accordance with the provisions of Section 1 of this Division and no more, payable quarterly on the dates fixed for such series. Such dividends shall be cumulative, in the case of shares of each particular series, from and after the date or dates fixed with respect to such series. No dividends may be paid upon or declared or set apart for any of the Serial Preferred Shares for any quarterly dividend period unless at the same time a like proportionate dividend for the same quarterly dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid upon or declared or set apart for all Serial Preferred Shares of all series then issued and outstanding and entitled to receive such dividend.

        Section 3. In no event so long as any Serial Preferred Shares shall be outstanding shall any dividends, except a dividend payable in Common Shares or other ranking junior to the Serial Preferred Shares, be paid or declared or any distribution be made except as aforesaid on the Common Shares or any other shares ranking junior to the Serial Preferred Shares, nor shall any Common Shares or any other shares ranking junior to the Serial Preferred Shares be purchased, retired, or otherwise acquired by the Corporation (except out of the proceeds of


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the sale of Common Shares or other shares ranking junior to the Serial Preferred
Shares received by the Corporation subsequent to January 1, 1969);

          (a) Unless all accrued and unpaid dividends on Serial Preferred Shares, including the full dividends for the current quarterly dividend period, shall have been declared and paid or a sum sufficient for payment thereof set apart; and

          (b) Unless there shall be no arrearages with respect to the redemption of Serial Preferred Shares of any series from any sinking fund provided for shares of such series in accordance with the provisions of Section 1 of this Division.

        Section 4. (a) The holders of Serial Preferred Shares of any series shall, in case of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, be entitled to receive in full out of the assets of the Corporation, including its capital, before any amount shall be paid or distributed among the holders of the Common Shares or any other shares ranking junior to the Serial Preferred Shares, the amounts fixed with respect to the shares of such series in accordance with Section 1 of this Division; plus an amount equal to all dividends accrued and unpaid thereon to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of the affairs of the Corporation. In case the net assets of the Corporation legally available therefor are insufficient to permit the payment upon all outstanding Serial Preferred Shares of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed ratably upon outstanding Serial Preferred Shares in proportion to the full preferential amount to which each such share is entitled.

        After payment to holders of Serial Preferred Shares of the full preferential amounts as aforesaid, holders of Serial Preferred Shares as such shall have no right or claim to any of the remaining assets of the Corporation.

        (b) The merger or consolidation of the Corporation into or with any other corporation or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the property or business of the Corporation, shall not be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 4.

        Section 5. (a) The holders of Serial Preferred Shares shall be entitled to one vote for each share of such stock upon all matters presented to the shareholders; and except as otherwise provided herein or required by law, the holders of Serial Preferred Shares and the holders of Common Shares shall vote together as one class on all matters.

        If, and so often as, the Corporation shall be in default in the payment of six (6) full quarterly dividends (whether or not consecutive) on any series of Serial Preferred Shares at the time outstanding, whether or not earned or declared, the holders of Serial Preferred Shares of all series, voting separately as a class and in addition to all other rights to vote for Directors shall be entitled to elect, as herein provided, two (2) members of the Board of Directors of the


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Corporation; provided, however, that the holders of Serial Preferred Shares shall not have or exercise such special class voting rights except at meetings of the shareholders for the election of Directors at which the holders of not less than fifty percent (50%) of the outstanding Serial Preferred Shares of all series then outstanding are present in person or by proxy; and provided further that the special class voting rights provided for herein when the same shall have become vested shall remain so vested until all accrued and unpaid dividends on the Serial Preferred Shares of all series then outstanding shall have been paid, whereupon the holders of Serial Preferred shall be divested of their special class voting rights in respect of subsequent elections of Directors, subject to the revesting of such special class voting rights in the event hereinabove specified in this paragraph.

        In the event of default entitling the holders of Serial Preferred Shares to elect two (2) Directors as above specified, a special meeting of the shareholders for the purpose of electing such Directors shall be called by the Secretary of the Corporation upon written request of, or may be called by, the holders of record of at least fifteen percent (15%) of the Serial Preferred Shares of all series at the time outstanding, and notice thereof shall be given in the same manner as that required for the annual meeting of shareholders; provided, however, that the Corporation shall not be required to call such special meeting if the annual meeting of shareholders shall be held within one hundred twenty (120) days after the date of receipt of the foregoing written request from the holders of Serial Preferred Shares. At any meeting at which the holders of Serial Preferred Shares shall be entitled to elect Directors, the holders of fifty percent (50%) of the then outstanding Serial Preferred Shares of all series, present in person or by proxy, shall be sufficient to constitute a quorum, and the vote of the holders of a majority of such shares so present at any such meeting at which there shall be such a quorum shall be sufficient to elect the members of the Board of Directors which the holders of Serial Preferred Shares are entitled to elect as hereinabove provided.

        The two directors who may be elected by the holders of Serial Preferred Shares pursuant to the foregoing provisions shall be in addition to any other directors then in office or proposed to be elected otherwise than pursuant to such provisions, and nothing in such provisions shall prevent any or require the resignation of any director elected otherwise than pursuant to such provisions. Notwithstanding any classification of the other directors of the Corporation, the two directors elected by the holders of Serial Preferred Shares shall be elected annually for terms expiring at the next succeeding annual meeting of shareholders.

        (b) The affirmative vote of the holders of at least two-thirds of the Serial Preferred Shares at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Serial Preferred Shares shall vote separately as a class, shall be necessary to effect any one or more of the following (but so far as the holders of Serial Preferred Shares are concerned, such action may be effected with such vote):

          (i) Any amendment, alteration or repeal of any of the provisions of the Articles of Incorporation or of the Regulations of the Corporation which affects adversely the voting powers, rights or preferences of the holders of Serial Preferred Shares; provided, however, that, for the purpose of this clause (i) only, neither the amendment of the Articles of Incorporation so as to authorize or create, or to increase the authorized



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               or outstanding amount of, Serial Preferred Shares or of any shares of any class ranking on a parity with or junior to the Serial Preferred Shares, nor the amendment of the provisions of the Regulations so as to increase the number of Directors of the Corporation shall be deemed to affect adversely the voting powers, rights or preferences of the holders of Serial Preferred Shares; and provided further, that if such amendment, alteration or repeal affects adversely the rights or preferences of one or more but not all series of Serial Preferred Shares at the time outstanding, only the affirmative vote of the holders of at least two-thirds of the number of the shares at the time outstanding of the series so affected shall be required;

          (ii) The authorization or creation of, or the increase in the authorized amount of, any shares of any class, or any security convertible into shares of any class, ranking prior to the Serial Preferred Shares; or

         (iii) The purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Serial Preferred Shares then outstanding except in accordance with a stock purchase offer to all holders of record of Serial Preferred Shares, unless all dividends upon all Serial Preferred Shares then outstanding for all previous quarterly dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

        (c) The affirmative vote of the holders of at least a majority of the Serial Preferred Shares at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Serial Preferred Shares shall vote separately as a class, shall be necessary to effect any one or more of the following (but so far as the holders of Serial Preferred Shares are concerned, such action may be effected with such vote):

          (i) The consolidation of the Corporation with or its merger into any other corporation unless the corporation resulting from such consolidation or merger will have after such consolidation or merger no class of shares either authorized or outstanding ranking prior to the Serial Preferred Shares except the same number of shares ranking prior to the Serial Preferred Shares and having the same rights and preferences as the shares of the Corporation authorized and outstanding immediately preceding such consolidation or merger, and each holder of Serial Preferred Shares immediately preceding such consolidation or merger shall receive the same number of shares, with the same rights and preference, of the resulting corporation or the redemption price of such shares; or

          (ii) the authorization of any shares ranking on a parity with the Serial Preferred Shares or an increase in the authorized number of Serial Preferred Shares.

        Section 6. The holders of Serial Preferred Shares shall have no preemptive right to


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purchase or have offered to them for purchase any shares or other securities of the corporation, whether now or hereafter authorized.

        Section 7. For the purpose of this Division A:

        Wherever reference is made to shares "ranking prior to the Serial Preferred Shares" or "on a parity with the Serial Preferred Shares", such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are given preference over, or rank on an equality with (as the case may be) the rights of the holders of Serial Preferred Shares; and whenever reference is made to shares "ranking junior to the Serial Preferred Shares", such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are junior and subordinate to the rights of the holders of Serial Preferred Shares.


                                   DIVISION B

                       EXPRESS TERMS OF THE COMMON SHARES

        The Common Shares shall be subject to he express terms of the Serial Preferred Shares and any series thereof. Each Common Shares shall be equal to every other Common Share and the holders thereof shall be entitled to one vote for each shares of such stock on all questions presented to the shareholders.

        FIFTH: No Person shall make a Control Share Acquisition without first obtaining the prior authorization of the Corporation's shareholders at a special meeting of shareholders called by the Board of Directors in accordance with this Article Fifth.

        Section 1. PROCEDURE. Any Person who proposes to make a Control Share Acquisition shall deliver a notice ("Notice") to the Corporation at its principal place of business that sets forth all of the following information:

          (a)  The identity of the Person who is giving the Notice;

          (b)  A statement that the Notice is given pursuant to this Article
               Fifth;

          (c) The number and class of shares of the Corporation owned, directly or indirectly, by the Person who gives the Notice;

          (d) The range of voting power (as specified in Section 6(b)(1) under which the proposed Control Share Acquisition would, if consummated, fall;

          (e) A description in reasonable detail of the terms of the proposed Control Share Acquisition; and



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          (f)  Representations, supported by reasonable information, that the proposed Control Share Acquisition would be consummated if shareholder approval is obtained and, if consummated, would not be contrary to law and that the Person who is giving the Notice has the financial capacity to make the proposed Control Share Acquisition.

        Section 2. CALL OF SPECIAL MEETING OF SHAREHOLDERS. The Board of Directors of the Corporation shall, within ten (10) days after receipt by the Corporation of a Notice that complies with Section 1, call a special meeting of shareholders to be held not later than fifty (50) days after receipt of the Notice by the Corporation, unless the Person who delivered the Notice agrees to a later date, to consider the proposed Control Share Acquisition; provided that the Board of Directors shall have no obligation to call such a meeting if they make a determination within ten (10) days after receipt of the Notice that the proposed Control Share Acquisition could not be consummated for financial or legal reasons.

        The Board of Directors may adjourn such special meeting of shareholders if prior to such meeting the Corporation has received a Notice from any other Person and the Board of Directors has determined that the Control Share Acquisition proposed by such other Person, or a merger, consolidation or sale of assets of the Corporation, shall be presented to shareholders at an adjourned meeting or at a special meeting held at a later date.

        For purposes of making a determination that a special meeting of shareholders should not be called pursuant to this Section 2, no such determination shall be deemed void or voidable with respect to the Corporation merely because one or more of its directors or officers who participated in deliberations regarding such determination may be deemed to be other than disinterested, if in any such case the material facts of the relationship giving rise to a basis for self-interest are known to the directors and the directors, in good faith reasonably justified by the facts, make such determination by the affirmative vote of a majority of the disinterested directors, even thought the disinterested directors constitute less than a quorum. For purposes of this paragraph, "disinterested directors" shall mean directors whose material contacts with the Corporation are limited principally to activities as a director or shareholder. Person who have substantial recurring business or professional contacts with the Corporation shall not be deemed to be "disinterested directors" for purposes of this provision. A director shall not be deemed to be other than a "disinterested director" merely because he would no longer be a director if the proposed Control Share Acquisition were approved and consummated.

        Section 3. NOTICE OF SPECIAL MEETING. The Corporation shall, as promptly as practicable, give notice of the special meeting of shareholders called pursuant to Section 2 to all shareholders of record as of the record date set for such meeting. Such notice shall include or be accompanied by a copy of the Notice and by a statement of the Corporation, authorized by the Board of Directors, of its position or recommendation, or that it is taking no position or making no recommendation, with respect to the proposed Control Share Acquisition.

        Section 4. REQUIREMENTS FOR APPROVAL. The Person who delivered the Notice may make the purposed Control Share Acquisition if both of the following occur:


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          (a)  The shareholders of the Corporation authorize such acquisition at the special meeting of shareholders called pursuant to Section 2, at which meeting a quorum is present, by the affirmative vote of a majority of the Voting Stock represented at such meeting in person or by proxy and by a majority of the portion of such Voting Stock represented at such meeting in person or by proxy excluding the votes of Interested Shares. A quorum shall be deemed to be present at such special meeting if at least a majority of the issued and outstanding Voting Stock, and a majority of the issued and outstanding Voting Stock, and a majority of such Voting Stock excluding Interested Shares, are represented at such meeting in person or by proxy.

          (b) Such acquisition is consummated in accordance with the terms so authorized, no later than three hundred sixty (360) days following shareholder authorization of the Control Share Acquisition.

        Section 5. VIOLATIONS OF RESTRICTION. Any Voting Stock issued or transferred to any Person in violation of this Article Fifth shall hereinafter be called "Excess Shares." In the event that any Person acquires Excess Shares, then, in addition to any other remedies which the Corporation may have at law or in equity as a result of such acquisition, the Corporation shall have the right to redeem, or to deny voting rights or other shareholder rights appurtenant to such Excess Shares. The Corporation additionally shall have the right to regard the Person who holds Excess Shares as having acted as an agent on behalf of the Corporation in acquiring the Excess Shares and to hold such Excess Shares on behalf of the Corporation. As the equivalent of treasury securities for such purposes, the Excess Shares shall not be entitled to any voting rights, shall not be considered to be outstanding for quorum or voting purposes, and the Person who holds Excess Shares shall not be entitled to receive dividends, interest or any other distribution with respect to the Excess Shares. Any Person who receives dividends, interest or any other distribution with respect to Excess Shares shall hold the same as agent for the Corporation, and following a permitted transfer, for the transferee thereof. Notwithstanding the foregoing, any Person who holds Excess Shares may transfer the same (together with any distributions thereon) to any Person who, following such transfer, would not own shares in violation of this Article Fifth. Upon such permitted transfer, the Corporation shall pay or distribute to the transferee any distributions on the Excess Share not previously paid or distributed.

        Section 6. DEFINITIONS. As used in this Article Fifth:

          (a) "Person" includes, without limitation, an individual, a corporation (whether nonprofit or for profit), a partnership, an unincorporated society or association, and two or more person having a joint or common interest.

          (b) (1) "Control Share Acquisition" means the acquisition, directly or indirectly, by any Person, of shares of the Corporation that, when added to all other shares of the Corporation in respect of which such Person, directly or indirectly, may exercise or direct the exercise of voting



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               power as provided in this Section 6(b)(1), would entitle such
               Persons, immediately after such acquisition, directly or indirectly, to exercise or direct the exercise of voting power of the Corporation in the election of directors within any of the following ranges of such voting power:

          (A)  One-fifth or more but less than one-third of such voting power;

          (B)  One-third or more but less than a majority of such voting power;
               or

          (C)  A majority or more of such voting power.

          A bank, broker, nominee, trustee, or other Persons who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing this Article Fifth shall, however, be deemed to have voting power only of shares in respect of which such Person would be able to exercise or direct the exercise of votes at a special meeting of shareholders called pursuant to Section 2 of this Article Fifth without further instruction from others. For purposes of this Article Fifth, the acquisition of securities immediately convertible into shares of the Corporation with voting power in the election of directors shall be treated as an acquisition of such shares.

          (2) The acquisition of any shares of the Corporation does not constitute a Control Share Acquisition for the purposes of this Article Fifth if the acquisition is consummated in any of the following circumstances:

          (A) By underwriters in good faith and not for the purpose of circumventing this Article Fifth in connection with an offering to the public of securities of the Corporation;

          (B) By bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including a gift, that is made in good faith and not for the purpose of circumventing this Article Fifth;

          (C) Pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this Article Fifth;

          (D) Pursuant to a merger, consolidation, combination or majority share acquisition adopted or authorized by shareholder vote in compliance with the provisions of Section 1701.78 or 1701.83 of the Ohio Revised Code if the Corporation is the surviving or new corporation in the merger or consolidation or is the acquiring corporation in the combination or majority share acquisition;

          (E) Under such circumstances that the acquisition does not result in the Person acquiring shares of the Corporation being entitled, immediately thereafter and for the first time, directly or indirectly, to exercise or direct the exercise



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               of voting power of the Corporation in the election of directors within the range of one-fifth or more but less than one-third of such voting power, or within any of the ranges of voting power specified in Section 6(b)(1)(A), (B) or (C) which is higher than the range of voting power applicable to such Person immediately prior to such acquisition;

          (F)  Prior to May 8, 1987;

          (G)  Pursuant to a contract existing prior to May 8, 1987; or

          (H) Pursuant to the exercise of stock options granted pursuant to a stock option plan approved by shareholders.

          The acquisition by any person of shares of the Corporation in a manner described under this Section 6(b)(2) shall be deemed to be a Control Share Acquisition authorized pursuant to this Article Fifth within the range of voting power specified in Section 6(b)(1)(A), (B) or (C) that such Person is entitled to exercise after such acquisition, provided that, in the case of an acquisition in a manner described under
          Section 6(b)(2)(B) or (C), the transferor of shares to such Person had previously obtained any authorization of shareholders required under this Article Fifth in connection with such transferor's acquisition of shares of the Corporation.

          (3) The acquisition of shares of the Corporation in good faith and not for the purpose of circumventing this Article Fifth from any Person whose Control Share Acquisition had previously been authorized by shareholders in compliance with this Article Fifth, or from any Person whose previous acquisition of shares would have constituted a Control Share Acquisition but for Section 6(b)(2), does not constitute a Control Share Acquisition for the purpose of this Article Fifth unless such acquisition entitles any Person, directly or indirectly, alone or with others, to exercise or direct the exercise of voting power of the Corporation in the election of directors in excess of the range of such voting power authorized pursuant to this Article Fifth, or deemed to be so authorized under Section 6(b)(2).

          (c) "Interested Shares" means Voting Stock with respect to which any of the following persons may exercise or direct the exercise of the voting power:

          (1) any Person whose Notice prompted the calling of a special meeting of shareholders pursuant to Section 2;

          (2) any officer of the Corporation elected or appointed by the directors of the Corporation; and

          (3) any employee of the Corporation who is also a director of the Corporation.


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          (d)  "Voting Stock" mans all securities of the Corporation entitled to vote generally in the election of directors, and, for purposes of
               Section 5 of this Article Fifth, shall mean securities of the Corporation immediately convertible into securities entitled to vote generally in the election of directors.

        Section 7. PROXIES. No proxy appointed for or in connection with the shareholder authorization of a Control Share Acquisition pursuant to this Article Fifth is valid if it provides that it is irrevocable. No such proxy is valid unless it is sought, appointed, and received both:

          (a)  In accordance with all applicable requirements of law; and

          (b) Separate and apart form the sale or purchase, contract or tender for sale or purchase, or request or invitation for tender for sale or purchase, of shares of the Corporation.

        Section 8. REVOCABILITY OF PROXIES. Proxies appointed for or in connection with the shareholder authorization of a Control Share Acquisition pursuant to this Article Fifth shall be revocable at all times prior to the obtaining of such shareholder authorization, whether or not coupled with an interest.

        Section 9. AMENDMENTS. Notwithstanding any other provisions of these Articles of Incorporation or the Regulations of the Corporation or any provisions of law that might otherwise permit a lesser vote, but in addition to any affirmative vote of the holders of any particular class or series of stock required by law, the Articles of Incorporation or the Regulations of the Corporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the Voting Stock, voting as a single class, shall be required to alter, amend or repeal this Article Fifth or adopt any provisions in the Articles of Incorporation or Regulations of the Corporation which are inconsistent with the provisions of this Article Fifth.

        Section 10. LEGEND ON SHARE CERTIFICATES. Each certificate representing shares of the Corporation's capital stock shall contain the following legend:

        "Transfer of the shares represented by this Certificate is subject to the provisions of Article Fifth of the Corporation's Articles of Incorporation as the same may be in effect from time to time. Upon written request delivered to the Secretary of the Corporation at its principal place of business, the Corporation will mail to the holder of this Certificate a copy of such provisions without charge within five (5) days after receipt of written request therefor. By accepting this Certificate the holder hereof acknowledges that it is accepting same subject to the provisions of said Article Fifth as the same may be in effect from time to time and covenants with the Corporation and each shareholder thereof from time to time to comply with the provisions of said Article Fifth as the same may be in effect from time to time.



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        SIXTH: The provisions of Section 1701.831 of the Ohio Revised Code, as amended from time to time, or any successor provision or provisions to said Section, shall not apply with respect to any particular Control Share Acquisition, as such is defined in said Section, regarding this Corporation so long as Article Fifth of these Articles of Incorporation, as such Articles of Incorporation may be amended from time to time, remains an Article of these Articles of Incorporation and remains substantially in full force and effect, disregarding any renumbering of such Article Fifth resulting from any amendment of these Articles of Incorporation.

        SEVENTH: No shareholder of the Corporation shall have the right to vote cumulatively in the election of directors of the Corporation.

        EIGHTH: To the extend permitted by law, the corporation may purchase or otherwise acquire, at any time and from time to time, shares of any class issued by it upon such terms and conditions and for such consideration as the Board of Directors may determine.

        NINTH: Section 1. These Second Amended Articles of Incorporation may be amended by the affirmative vote of the holders of a majority of the shares of the Corporation entitled to vote thereon, at an annual or special meeting duly called for such purpose.

        Section 2. Notwithstanding the provisions of Section 1 of Article Ninth hereof, any amendment of Article Fifth hereof shall require the affirmative vote, at an annual or special meeting duly called for such purpose of the holders of shares representing at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the Corporation.

        TENTH: These Third Amended Articles of Incorporation supersede and take the place of the existing Amended Articles of Incorporation of the Corporation and all amendments thereto.



Amended January 29, 1998



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